UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

(Date of earliest event reported): December 10, 2012

IMPERIAL PETROLEUM, INC.
(Exact name of Registrant as specified in its charter)

Nevada	0-9923	95-3386019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

329 Main Street, Suite 801
Evansville, IN 47708
(Address of principal executive office and zip code)

(812) 867-1433
(Registrant’s telephone number, including area code)

Check the appropriate box bellow if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITVE AGREEMENT:

The Registrant entered into a Settlement Agreement and Consent Judgment and Covenant Not To Execute with the lenders of the Company’s wholly-owned subsidiary, e-Biofuels, LLC, in satisfaction of the lawsuit filed by the lenders against the Company in which the lenders were seeking to, among other things, enforce a corporate guarantee in the approximate amount of $7.5 million plus accrued interest since April 2012, estimated at approximately $0.5 million. Under the terms of the Settlement Agreement and upon closing of the sale of the e-Biofuels’ assets, the Company agreed to the entry of a Judgment in the amount of $1.0 million in favor of the Lenders and further agreed to execute such documents as may be required to facilitate the sale of the e-Biofuels’ assets to a third party under a proposed Letter of Intent. Upon closing of the sale of the e-Biofuels’ assets, the lenders agree to dismiss the lawsuit against the Company in exchange for the Judgment and further agree not to execute on the Judgment until December 31, 2015. The Settlement Agreement is null and void if the sale of the e-Biofuels’ assets is not completed.

ITEM 9.01	EXHIBITS

(d) Exhibits

Exhibit Number	Description of Exhibit

Exhibit 99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Imperial Petroleum, Inc.

	By:	/ S / J EFFREY T. W ILSON
Jeffrey T. Wilson
:	Title:	President

Dated: December 12, 2012